Ensco Rowan plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscorowan.com	Press Release

Ensco Rowan plc Reports First Quarter 2019 Results

EnscoRowan Merger Completed Creating Industry-Leading Offshore Driller
Liquidity and Financial Flexibility Enhanced by Increased Revolving Credit Facility Capacity
Strong Operational and Safety Performance Leads to Industry-Leading Customer Satisfaction
New Drillship Contracts Awarded Offshore Brazil and Egypt
Further Jackup Contract Awards and Extensions in the North Sea

London, England, May 1, 2019 … Ensco Rowan plc (NYSE: ESV) (“EnscoRowan” or the “Company”) today reported a loss of $1.75 per share for first quarter 2019 compared to a loss of $1.29 per share a year ago.

Several items influenced these comparisons:

•
$6 million or $0.05 per share of transaction costs related to the EnscoRowan merger included in first quarter 2019 general and administrative expense compared to $9 million or $0.08 per share of transaction costs related to the Atwood acquisition in first quarter 2018, of which $8 million was included in contract drilling expense and $1 million in general and administrative expense

•	$1 million or $0.01 per share of discrete tax expense in first quarter 2019 tax provision compared to $9 million or $0.08 per share of discrete tax benefit in first quarter 2018 tax provision

•	$19 million or $0.17 per share loss included in first quarter 2018 other expense resulting from the repurchase of $722 million aggregate principal amount of senior notes

•	$17 million or $0.15 per share bargain purchase gain related to the Atwood acquisition included in first quarter 2018 other expense

Adjusted for the items noted above, the loss was $1.69 per share in first quarter 2019 compared to a loss of $1.27 per share a year ago. Since the EnscoRowan merger was completed on April 11, 2019, first quarter 2019 results reflect the performance of Ensco only. Upon closing of the EnscoRowan merger, we effected a reverse stock split under English law where every four existing Class A ordinary shares, each with a nominal value of $0.10, were consolidated into one Class A ordinary share, each with a nominal value of $0.40. All share and per share data included in this report have been retroactively restated to reflect the reverse stock split.

Chief Executive Officer and President Tom Burke said, “The successful completion of our merger creates an industry-leading offshore driller across all water depths and geographies. Our rig fleet of 28 floaters and 53 jackups is the largest and among the most technologically-advanced in the industry, capable of providing a wide range of drilling services to an expanded base of clients around the world, and is ideally positioned to meet increasing levels of customer demand for the highest-specification ultra-deepwater drillships and harsh environment jackups.”

Dr. Burke added, “These strengths were recognized by our banking group and, upon closing the transaction, we executed an agreement to increase the capacity under our unsecured revolving credit facility, bolstering our liquidity. Further, by becoming a larger and more diversified company, we are better positioned to continue navigating the protracted recovery in the offshore drilling sector.”

Dr. Burke concluded, “EnscoRowan’s long track record of safety and operational excellence, combined with a focus on deploying new technologies and innovative solutions that differentiate our services and drive operational efficiencies, has helped to build strong and lasting customer relationships. This led to EnscoRowan being rated first in total customer satisfaction in the latest independent survey by EnergyPoint

Research — the ninth consecutive year that the Company has earned this distinction. As a result of these combined strengths, we continue to win new work for our rigs, and we were pleased to recently be awarded contracts for two of our highest-specification drillships offshore Brazil and Egypt as well as further jackup contracts or extensions in the North Sea, where we are seeing strong customer demand.”

First Quarter Results

Revenues were $406 million in first quarter 2019 compared to $417 million a year ago primarily due to the sale of two rigs that operated in the year-ago period and a decline in the average day rate to $121,000 from $132,000 in first quarter 2018. This was partially offset by the addition of ENSCO DS-9, ENSCO DS-10, ENSCO 140 and ENSCO 141 to the active fleet. Reported utilization increased to 58% from 54% in first quarter 2018.

Contract drilling expense increased to $333 million in first quarter 2019 from $325 million a year ago primarily due to higher costs for four rigs that were added to the active fleet in 2018 and higher utilization within the jackup fleet. This was partially offset by the sale of two rigs that operated in the year-ago period and $8 million of integration costs in first quarter 2018 related to the Atwood acquisition.

Depreciation expense increased to $125 million in first quarter 2019 from $115 million a year ago due to the addition of four rigs to the active fleet, partially offset by lower depreciation expense for assets that have been fully depreciated or subject to impairment charges.

General and administrative expense increased to $30 million from $28 million a year ago mostly due to $6 million of transaction costs in first quarter 2019 related to the EnscoRowan merger, partially offset by the realization of synergies from the Atwood acquisition. As noted above, general and administrative expense in first quarter 2018 included $1 million of transaction costs related to the Atwood acquisition.

Other expense increased to $75 million in first quarter 2019 from $71 million a year ago primarily due to higher interest expense. Interest expense in first quarter 2019 was $81 million, net of $6 million of interest that was capitalized, compared to interest expense of $66 million in first quarter 2018, net of $18 million of interest that was capitalized. The increase in interest expense was due to lower capitalized interest as a result of ENSCO DS-10 joining the active fleet and the issuance of new senior notes during first quarter 2018, partially offset by interest savings from debt repurchases during the same quarter. The year-to-year comparison was also influenced by a loss on the repurchase of senior notes, foreign currency losses and a bargain purchase gain adjustment in first quarter 2018.

Tax expense increased to $32 million in first quarter 2019 from $18 million a year ago. As noted above, the first quarter 2019 tax provision included $1 million of discrete tax expense compared to $9 million of discrete tax benefit in first quarter 2018.

Segment Highlights

Floaters
Floater revenues decreased to $233 million in first quarter 2019 from $259 million a year ago primarily due to a decline in average day rates to $240,000 from $263,000 in first quarter 2018. These year-to-year comparisons were also influenced by the sale of ENSCO 6001, which operated in the prior-year period, and the addition of ENSCO DS-9 and ENSCO DS-10 to the active fleet. Adjusted for uncontracted rigs and planned downtime, operational utilization was 98% compared to 99% a year ago.

Contract drilling expense decreased to $182 million in first quarter 2019 from $185 million a year ago primarily due to the sale of ENSCO 6001 and contract preparation costs incurred in the year-ago period. These items were partially offset by higher costs associated with rigs joining the active fleet.

Jackups
Jackup revenues increased to $157 million in first quarter 2019 from $143 million a year ago primarily due to a seven percentage point increase in reported utilization. These year-to-year comparisons were influenced by the addition of ENSCO 140 and ENSCO 141 to the active fleet, and the sale of ENSCO 80, which operated in the year-ago period. Adjusted for uncontracted rigs and planned downtime, operational utilization was 98% compared to 99% a year ago.

Contract drilling expense increased to $135 million in first quarter 2019 from $127 million a year ago primarily due to the addition of ENSCO 140 and ENSCO 141 to the active fleet and an increase in reported utilization. These items were partially offset by the sale of ENSCO 80 as noted above.

Other
Other is composed of managed drilling rigs. Revenues increased to $16 million from $15 million a year ago, while contract drilling expense increased to $15 million from $13 million in first quarter 2018.

	First Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2019	2018	Chg	2019	2018	Chg	2019	2018	Chg	2019	2018	2019	2018	Chg

Revenues	232.7	259.0	(10)%	157.0	143.4	9%	16.2	14.6	11%	—	—	405.9	417.0	(3)%
Operating expenses
Contract drilling	181.8	185.1	(2)%	135.4	126.9	7%	15.4	13.2	17%	—	—	332.6	325.2	2%
Depreciation	84.8	75.3	13%	36.9	36.5	1%	—	—	—	3.3	3.4	125.0	115.2	9%
General and admin.	—	—	—	—	—	—	—	—	—	29.6	27.9	29.6	27.9	6%
Operating income (loss)	(33.9)	(1.4)	nm	(15.3)	(20.0)	24%	0.8	1.4	(43)%	(32.9)	(31.3)	(81.3)	(51.3)	(58)%

Financial Position — March 31, 2019

•	$2.0 billion of contracted revenue backlog excluding bonus opportunities

•	$2.5 billion of liquidity

•	$0.5 billion of cash and short-term investments
•$2.0 billion available revolving credit facility

•	$5.0 billion of long-term debt

Pro Forma Financial Position — March 31, 2019
On April 11, 2019, Ensco and Rowan merged to form Ensco Rowan plc. EnscoRowan's pro forma financial position reflects the impact of the transaction as if it occurred on March 31, 2019:

•	$2.6 billion of contracted revenue backlog excluding bonus opportunities

•	$3.8 billion of liquidity

•	$1.5 billion of cash and short-term investments
•$2.3 billion available revolving credit facility

•	$7.1 billion of total debt(1)

•	$10.0 billion of EnscoRowan shareholders' equity(2)
(1) Includes approximately $200 million of debt due August 2019
(2) Reflects $1.4 billion of consideration transferred and the estimated $755 million bargain purchase gain

EnscoRowan will conduct a conference call to discuss first quarter 2019 results at 9:00 a.m. CDT (10:00 a.m. EDT and 3:00 p.m. London) on Thursday, May 2, 2019. The call will be webcast live at www.enscorowan.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the EnscoRowan conference call. It is recommended that participants call 20 minutes ahead of the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10130152.

A webcast replay and transcript of the call will be available at www.enscorowan.com. A replay will also be available through June 3, 2019 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10130152).

Ensco Rowan plc (NYSE: ESV) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, EnscoRowan has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, EnscoRowan was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Ensco Rowan plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscorowan.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; effective tax rates, day rates and backlog; estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. In addition, statements included in this press release regarding the anticipated benefits, opportunities, synergies and effects of the EnscoRowan merger are forward-looking statements. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Ensco and Rowan and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); our ability to enter into, and the terms of, future drilling contracts; any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscorowan.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Nick Georgas
Senior Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

ENSCO ROWAN PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2019	2018

OPERATING REVENUES	$405.9	$417.0

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	332.6	325.2
Depreciation	125.0	115.2
General and administrative	29.6	27.9
	487.2	468.3

OPERATING LOSS	(81.3)	(51.3)

OTHER INCOME (EXPENSE)
Interest income	3.5	3.0
Interest expense, net	(81.0)	(65.6)
Other, net	2.3	(8.1)
	(75.2)	(70.7)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(156.5)	(122.0)

PROVISION FOR INCOME TAXES	31.5	18.4

LOSS FROM CONTINUING OPERATIONS	(188.0)	(140.4)

LOSS FROM DISCONTINUED OPERATIONS, NET	—	(.1)

NET LOSS	(188.0)	(140.5)

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.4)	.4

NET LOSS ATTRIBUTABLE TO ENSCOROWAN	$(190.4)	$(140.1)

LOSS PER SHARE - BASIC AND DILUTED
Continuing operations	$(1.75)	$(1.29)
Discontinued operations	—	—
	$(1.75)	$(1.29)
WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	108.7	108.4

ENSCO ROWAN PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2019	2018
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$298.4	$275.1
Short-term investments	245.0	329.0
Accounts receivable, net	313.7	344.7
Other	354.8	360.9
Total current assets	1,211.9	1,309.7

PROPERTY AND EQUIPMENT, NET	12,508.9	12,616.2

OTHER ASSETS	142.2	97.8
	$13,863.0	$14,023.7

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES	$516.9	$528.5

LONG-TERM DEBT	5,018.5	5,010.4

OTHER LIABILITIES	427.3	396.0

TOTAL EQUITY	7,900.3	8,088.8
	$13,863.0	$14,023.7

ENSCO ROWAN PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

OPERATING ACTIVITIES
Net loss	$(188.0)	$(140.5)
Adjustments to reconcile net loss to net cash provided by operating activities of continuing operations:
Depreciation expense	125.0	115.2
Amortization, net	(14.5)	(16.8)
Share-based compensation expense	7.8	8.4
Deferred income tax expense	5.9	11.3
Loss on debt extinguishment	—	18.8
Gain on bargain purchase	—	(16.6)
Other	1.4	(2.1)
Changes in operating assets and liabilities	38.0	61.8
Net cash (used in) provided by operating activities	(24.4)	39.5
INVESTING ACTIVITIES
Maturities of short-term investments	204.0	390.0
Purchases of short-term investments	(120.0)	(349.0)
Additions to property and equipment	(29.0)	(269.3)
Other	.3	.1
Net cash provided by (used in) investing activities	55.3	(228.2)
FINANCING ACTIVITIES
Cash dividends paid	(4.5)	(4.5)
Proceeds from issuance of senior notes	—	1,000.0
Reduction of long-term borrowings	—	(771.0)
Debt financing costs	—	(16.8)
Other	(2.8)	(1.2)
Net cash (used in) provided by financing activities	(7.3)	206.5
Net cash provided by discontinued operations	—	2.5
Effect of exchange rate changes on cash and cash equivalents	(.3)	(.3)
INCREASE IN CASH AND CASH EQUIVALENTS	23.3	20.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	275.1	445.4
CASH AND CASH EQUIVALENTS, END OF PERIOD	$298.4	$465.4

ENSCO ROWAN PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	First Quarter		Fourth Quarter
	2019	2018	2018

Rig Utilization(1)

Floaters	43%	44%	40%
Jackups	68%	61%	62%

Total	58%	54%	53%

Average Day Rates(2)

Floaters	$240,440	$262,661	$258,759
Jackups	72,146	73,529	76,222

Total	$120,935	$132,486	$128,505

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump-sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement EnscoRowan’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations and adjusted EBITDA, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of EnscoRowan’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
EnscoRowan defines "Adjusted EBITDA" as net income (loss) before income (loss) from discontinued operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, (gain) loss on asset disposals, transaction costs and significant non-recurring items. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.
Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Loss Per Share
The table below reconciles loss per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended March 31, 2019 and 2018. Adjusted loss per share for the quarter ended March 31, 2019 excludes transaction costs related to the EnscoRowan merger and discrete tax items. Adjusted loss per share for the quarter ended March 31, 2018 excludes the loss on debt repurchases and redemptions, gain on bargain purchase, transaction costs related to the Atwood acquisition and discrete tax items. Immediately following the completion of the EnscoRowan merger, every four existing Class A ordinary shares were consolidated into one Class A ordinary share (the "Reverse Stock Split"). All per share data below has been retroactively adjusted to reflect the Reverse Stock Split.

LOSS PER SHARE RECONCILIATION(1):	Three Months Ended March 31,

	2019		2018
	Loss from continuing operations attributable to EnscoRowan shares(2)	Loss per share from continuing operations	Loss from continuing operations attributable to EnscoRowan shares(2)	Loss per share from continuing operations
As reported	$(190.5)	$(1.75)	$(140.1)	$(1.29)
Adjustments:
Loss on debt repurchases	—	—	18.8	0.17
Bargain purchase gain	—	—	(16.6)	(0.15)
Integration costs	5.9	0.05	8.6	0.08
Discrete tax items	0.6	0.01	(8.9)	(0.08)
Adjusted	$(184.0)	$(1.69)	$(138.2)	$(1.27)

(1)	No adjustments have been made to loss per share from discontinued operations for the three-month periods ended March 31, 2019 and 2018.

(2)
Loss from continuing operations attributable to EnscoRowan shares is calculated as net loss from continuing operations attributable to EnscoRowan adjusted for net income allocated to participating securities under the two-class method of $100,000 for the three-month periods ended March 31, 2019 and 2018, respectively. Net loss from continuing operations attributable to EnscoRowan excludes income attributable to noncontrolling interest of $2.4 million and loss attributable to noncontrolling interest of $400,000 for the three-month period ended March 31, 2019 and March 31, 2018, respectively.

Reconciliation of Net Loss to Adjusted EBITDA
A reconciliation of net loss as reported to Adjusted EBITDA for the quarters ended March 31, 2019 and 2018 is included in the tables below (in millions):

	Three Months Ended March 31,
	2019	2018

Net loss	$(188.0)	$(140.5)
Less:
Loss from discontinued operations, net	—	(0.1)
Loss from continuing operations	(188.0)	(140.4)
Add:
Income tax expense	31.5	18.4
Interest expense	81.0	65.6
Other (income) expense	(5.8)	5.1
Operating loss	(81.3)	(51.3)
Add:
Depreciation expense	125.0	115.2
Amortization, net (1)	(14.5)	(16.8)
(Gain) loss on asset disposals	0.8	(0.3)
Transaction costs	5.9	8.6
Adjusted EBITDA	$35.9	$55.4

(1)
Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, deferred certification costs, intangible amortization and other amortization.